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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-01112) pertaining to the EquiVision, Inc. Stock Option Plan and all non-qualified stock options and in the Registration Statements and in the related prospectuses of EquiMed, Inc. (successor to EquiVision, Inc.) on Form S-3 (No. 333-01096 and No. 333-12595) and on Form S-4 (No. 333-12773) of
our reports dated May 21, 1997 related to the consolidated financial statements and financial statement Schedule II of EquiMed, Inc. (successor to EquiVision, Inc.) included in this Annual Report on Form 10-K for the year ended December 31, 1996.


                                                           /s/ ERNST & YOUNG LLP
                                                               ERNST & YOUNG LLP

Atlanta, Georgia
June 6, 1997